EXHIBIT 10.4

JAKKS PACIFIC, INC.

AWARD AGREEMENT

RESTRICTED STOCK UNITS

UNDER THE 2002 STOCK AWARD AND INCENTIVE PLAN

THIS AGREEMENT FOR AWARD OF RESTRICTED STOCK UNITS (this “Agreement”), dated as of _________________, is between JAKKS Pacific, Inc., a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).

BACKGROUND

A. The Participant is currently an employee of the Company or one of its Subsidiaries.

B. The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting Restricted Stock Units described in Section 2(a) below (the “Restricted Stock Units”) to the Participant.

C. The grant of the Restricted Stock Units is (i) made pursuant to the Company’s 2002 Stock Award and Incentive Plan, as amended (the “Plan”), (ii) made subject to the terms and conditions of this Agreement, and (iii) unless specifically required by the terms of an written employment agreement is not employment compensation nor an employment right and is made in the discretion of the Company’s Compensation Committee.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Restricted Stock Units shall be subject to the Plan. The terms of the Plan are incorporated into this Agreement by reference. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan.

2. Grant of Restricted Stock Units.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units specified on the signature page of this Agreement. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit the Restricted Stock Units, each of which shall be deemed to be the equivalent of one share of the Company’s common stock, par value $.0.01 per share (each, a “Share”).

(b) During the period a Restricted Stock Unit is not vested, Participant shall not be entitled to receive dividends and/or other distributions declared on such Restricted Stock Unit and Participant shall not be entitled to vote such Restricted Stock Unit. However, if and whenever any dividends or other distributions are declared on the Shares, on the date such dividend or other distribution is paid, the Company will credit to the Account a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of vested Restricted Stock Units credited to the Account on the record date for such dividend or other distributions (other than previously settled or forfeited Restricted Stock Units) times the per Share amount of such dividend or other distribution, by (ii) the Fair Market Value of one Share on the record date for such dividend or other distribution. The additional Restricted Stock Units shall be vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

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(c) If and whenever there occurs a forward split of Shares, then a number of additional Restricted Units shall be credited to the Account as of the payment date for such dividend or distribution or forward split equal to (i) the total number of Restricted Stock Units credited to the Account on the record date for such dividend or distribution or split (other than previously settled or forfeited Restricted Stock Units), multiplied by (ii) the number of additional Shares actually issued in such split in respect of each outstanding Share. The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

(d) If and whenever there occurs a reverse split of Shares, then the number of Restricted Units shall be adjusted equitably.

3. Terms and Conditions. All of the Restricted Stock Units shall initially be unvested.

(a) Vesting. Vesting of the Restricted Stock Units shall be determined as provided in Annex A annexed hereto.

(b) Restrictions on Transfer. Until the applicable vesting date, no transfer of the Restricted Stock Units or any of the Participant’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Company’s Compensation Committee determines otherwise, upon any attempt to transfer any Restricted Stock Units or any rights in respect of the Restricted Stock Units before the applicable vesting date, such unit shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

(c) Forfeiture. Upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, the Participant shall forfeit any and all Restricted Stock Units which have not vested as of the date of such termination and such units shall revert to the Company without consideration of any kind.

(d) Settlement. Restricted Stock Units not previously forfeited, upon vesting, shall be settled by delivery of one share of common stock for each Restricted Stock Unit being settled.

4. Taxes.

(a) Section 4(b) below applies only to (i) all Participants who are U.S. employees, and (ii) to those Participants who are employed by a foreign Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Restricted Stock Units.

(b) Upon settlement of a Restricted Stock Unit the Company shall calculate the tax withholding requirements applicable to the Restricted Stock Units being settled and deliver a net number of Shares with such calculation to be made as follows: Participant’s taxable income arising from the settlement of the Restricted Stock Units shall be determined by multiplying the number of Restricted Stock Units being settled by the closing price of the Shares on the trading day preceding the date of settlement. The Company shall then calculate the amount of taxes Participant is liable to pay based upon such taxable income, withhold an amount of Shares equal to the value of the amount of such taxes (based upon the closing price of the Shares), and deliver the net amount of Shares to Participant. In order to avoid double counting, the amount of tax withholding shall be excluded from the amount determined to be taxable income. In the event the tax obligation is triggered earlier than upon settlement (e.g. the vesting date), the calculations described above shall be made as of such earlier date upon which the tax liability is triggered and then the amount of net Shares deliverable to Participant noted in the Account and delivered upon settlement. Nothing herein shall be deemed to restrict Participant from making any lawful elections under the Internal Revenue Code in effect at the time of such election (the “Code”) with respect to the Restricted Stock Unit and the underlying Shares.

(c) The Participant acknowledges that the tax laws and regulations applicable to the Restricted Stock Units and the disposition of the shares following the settlement of Restricted Stock Units are complex and subject to change.

5. Securities Laws Requirements. The Company shall not be obligated to transfer any Shares following the settlement of Restricted Stock Units to the Participant free of a restrictive legend if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

6. Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Restricted Stock Units granted under this Agreement or any shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.

7. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company or the Plan, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

8. Restrictive Covenants. In consideration of the Restricted Stock Units granted to Participant pursuant to the Plan and to induce the Company to grant Participant such Restricted Stock Units, Participant hereby agrees as follows:

(a) Definitions.          As used in this Section 8, the following terms shall have the meanings ascribed to them in this subsection:

“Business” shall mean the business of designing, developing, marketing, selling and/or distributing toys and games in all media, children’s furniture and accessories, costumes and accessories, pet products, and other leisure, entertainment, and children’s products and accessories and such other commercial activities engaged in by the Company.

“Competitive Company” shall mean any person, corporation, association, joint venture, partnership, or other business entity that engages in any part of the Business in competition with the Company.

“Restrictive Period” shall mean a period of one year following Participant’s voluntary termination of employment with the Company, the termination of the Participant’s employment period, whether “at will” or otherwise, or the termination of Participant’s employment with the Company for cause.

“cause” shall mean when Participant has (i) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof); (ii) violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of the Company or the Board; (iii) willfully, or because of gross or persistent inaction, (a) failed properly to perform his/her duties to the Company or (b) acted in a manner detrimental to, or adverse to the interests of, the Company; or (iv) violated his/her employment agreement with the Company, if any, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Participant according to his/her terms of employment (including the terms of the Employee Handbook); and that, in the case of any violation or failure referred to in clause (ii), (iii) or (iv), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

“Company” means the Company and any subsidiary of the Company.

(b) Acknowledgements. Participant acknowledges that by reason of Participant’s position with the Company Participant is and will be acquainted with confidential and/or proprietary information including but not limited to information relating to customer files and special customer information, vendor sources and information, license terms and conditions, product lines, intellectual property (including, but not limited to, patents, trademarks and copyrights), financings, mergers, acquisitions, selective personnel information and confidential processes, designs, ideas, plans, devices and materials, and other similar matters and trade secrets, considered by the Company to be confidential or proprietary and treated by the Company as confidential (the "Confidential Information") and that use of the Confidential Information might seriously damage the Company in the operation of the Business.

(c) Nondisclosure.         Participant agrees not to at any time divulge, furnish, or make accessible to any third person, company or other organization or entity (other than in the regular course of the Company's Business) any Confidential Information, without the prior written consent of the Company; provided, however, that such covenant will not apply to any Confidential Information that can be demonstrated by documentary evidence was known by Participant prior to the Company's disclosure thereof to Participant, or that is at the time of its disclosure to Participant or becomes through no fault of Participant in violation of Participant’s obligations to the Company generally available to the public, or that is independently developed and supplied to Participant by a source other than the Company prior to Participant’s relationship with Company.

(d) Covenant Not to Solicit Employees. Participant hereby agrees that during the continuation of Participant’s employment with the Company and during the Restrictive Period, Participant will not, directly or indirectly, solicit or attempt in any manner to persuade or influence any person who shall at the time have been within the prior twelve (12) months an employee of the Company, with, or above, the title of “Director” or “Manager”, to leave the employment of the Company.

(e) Covenant Not to Solicit Customers. Participant hereby agrees that during the continuation of Participant’s employment with the Company, Participant will not, directly or indirectly solicit or attempt in any manner to persuade or influence any customer of the Company to divert its business from the Company to any Competitive Company.

(f) Covenant Not to Solicit Licensors, etc. Participant hereby agrees that during the continuation of Participant’s employment with the Company, Participant will not, directly or indirectly, solicit for any other business or person other than the Company any licensor, vendor, supplier, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company, or attempt in any manner to persuade any licensor, vendor, supplier, strategic marketing partner, joint venturer or other party engaged in a business relationship with Company to cease doing business or to reduce the amount of business with the Company which any such licensor, vendor, supplier, strategic marketing partner, joint venturer or other party engaged in a business relationship with the Company has customarily done or then contemplates doing with the Company.

(g) Enforcement. Participant hereby agrees that in the event of any breach or threatened breach by Participant of any of the foregoing covenants, the Company, in addition to any other rights and remedies it may have, will be entitled to an injunction restraining such breach or threatened breach, and Participant hereby agrees to stipulate that a breach by Participant would cause irreparable damage to the Company and that its remedies at law would be inadequate. Participant further agrees that the existence of any claim or cause of action on the part of Participant against the Company shall not constitute a defense to the enforcement of these provisions and that the terms of the foregoing covenants, including without limitation the Restrictive Period, are reasonable in all respects and necessary for the protection of the Company. If any court of competent jurisdiction will finally adjudicate that any of the covenants are too broad as to area, activity or time covered, Participant agrees that such area, activity or time covered may be reduced to whatever extent such court deems enforceable and the covenants and the remedy of injunctive relief may be enforced as to such reduced area, activity or time.

(h) Construction with other Agreements. To the extent Participant has entered into an employment agreement or other agreement with the Company which contains restrictive covenants, the restrictive covenants contained herein and therein shall not be deemed to supersede the restrictive covenants herein or therein, and Participant shall be bound by the most restrictive provisions of this Agreement and such other agreement.

9. Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

10. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2951 28th Street, Santa Monica CA 90405, Attention: Chief Financial Officer (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

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11. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Authority of the Administrator. The Plan Administrator, which is the Company’s Compensation Committee, shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

13. Representations. The Participant has reviewed with his own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

14. Investment Representation. Participant represents and warrants that he is acquiring the Restricted Stock Units and the underlying Shares for investment purposes only, and not with a view to distribution thereof. Employee is aware that neither the Restricted Stock Units nor the underlying Shares will be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Restricted Stock Units and underlying Shares, the Restricted Stock Units and underlying Shares will not be able to be transferred unless an exemption from registration is available or the Restricted Stock Units and/or underlying Shares becomes registered. By making this award of Restricted Stock Units, the Company is not undertaking any obligation to register the Restricted Stock Units and underlying Shares under any federal or state securities laws. The Participant further represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.

15. Entire Agreement; Governing Law; Venue. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA, regardless of conflicts of laws principles. IF A DISPUTE ARISES, THE PARTIES WILL: (A) RESOLVE ALL DISPUTES BY BINDING ARBITRATION HELD IN ANY COUNTY IN DELAWARE, USA, WHEREIN A COURT OF CHANCERY IS LOCATED, BEFORE A SINGLE ARBITRATOR FROM JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (“JAMS”); AND (B) WAIVE ANY RIGHT TO CIVIL TRIAL BY JUDGE OR JURY.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

17. Amendments; Construction. The Plan administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 4 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 4 shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Restricted Stock Units and shall have no effect on the interpretation hereof.

18. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the shares of Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

19. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

20. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN SIXTY (60) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.

BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

JAKKS PACIFIC, INC.                                    PARTICIPANT

By: __________________________                           By: __________________________

Name: _____________                                    Address: _____________________

Title: ______________                                              _____________________

_____________________

Name: _____________________

Date of Grant: ____________

Number of Restricted Stock Units: ______

ANNEX A

TO

JAKKS PACIFIC, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE 2002 STOCK AWARD AND INCENTIVE PLAN

This Annex A to the Agreement for Award of Restricted Stock Units (the “Agreement”) between JAKKS Pacific, Inc. (the “Company”) and the individual identified as the Participant on the signature page of the Agreement sets forth the requirements for vesting of the Restricted Stock Units awarded under the Agreement. Capitalized terms not otherwise defined in this Annex “A” are used below with the meanings ascribed thereto in the Agreement.

A.	TIME VESTED RESTRICTED STOCK UNITS

_____ of the Restricted Stock Units (such number of Restricted Stock Units is referred to as the “Time Vested Restricted Stock Units”) will vest as follows: Thirty-three and one-third percent (33.3%) of the Time Vested Restricted Stock Units (rounded to the nearest whole number, with the exception of the last vesting period which will round up to the nearest whole number) shall vest on the first anniversary of the date of this Agreement and on each of the next two (2) successive anniversaries thereof unless previously vested or forfeited in accordance with the Plan or this Agreement (the “Normal Vesting Schedule”). Any Time Vested Restricted Stock Units that fail to vest because the employment condition set forth in Section 3(c) of the Agreement is not satisfied shall be forfeited.